Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Enters Into New $50 Million Credit Facility
CLEVELAND — May 6, 2009 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced the company has entered into a $50 million asset-based credit facility. The facility has an accordion provision that allows the company to increase the size to $75 million. The facility has a term of three years and provides flexibility to fund a variety of investments including but not limited to working capital, capital expenditures and acquisitions.
The new credit facility replaces the company’s previous unsecured financing facility, which was terminated January 20, 2009. The company had no amounts outstanding under the previous facility at the time of termination and had never drawn on the facility. Also, the company terminated its floor plan financing facility on May 4, 2009 and will primarily fund procurement of product through accounts payable terms provided by its trade vendors.
“The new credit agreement enhances our strong working capital position and further increases our financial flexibility,” said Martin Ellis, president and CEO of Agilysys. “We continue to focus on driving positive operating cash flow and building value for our shareholders.”
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
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Investor contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635